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                                                                    EXHIBIT 23.1

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS



We consent to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-3 of International Comfort Products Corporation (formerly Inter-City Products Corporation) with respect to its Ordinary Shares being sold by certain Selling Shareholders.

We also consent to the incorporation by reference thereon of our audit report dated February 11, 1997, with respect to the consolidated financial statements and financial statement schedules of International Comfort Products Corporation incorporated in the Company's Annual Report on Form 20-F filed June 30, 1997 with the Securities and Exchange Commission (Commission File No. 1-7955).




Chartered Accountants



Toronto, Ontario
August 28, 1997